Exhibit 11.1

                              INTEGRITY PROGRAM FOR
                         GRUPO AEROPORTUARIO DEL SURESTE

                                                                      APRIL 2002


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                                      INDEX



  I.  -  INTRODUCTION                                                      3

  II. -  OBJECTIVE                                                         4

  III.-  CODE OF CONDUCT                                                   5

  IV. -  INFORMATION AND TRAINING                                         13

  V.  -  SUPERVISION                                                      14



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I.- INTRODUCTION.

The Chief Executive decided to formulate the Integrity Program of Grupo Aeroportuario del Sureste based on the ethical rules contained on the Corporate Policies and other documents.

The Integrity Program is a summary of rules and actions aimed at strengthening in Executive Officers, Administrators, Managers, Area Heads and Employees of ASUR adherence to and respect for the law and to the values and objectives of ASUR by defining the behavior that is expected from each of them as well as the actions that are not acceptable.

The integrity Program is applicable to Executive Officers, Airport Administrators, Managers, Area Heads and all the personnel of the companies:

     Aeropuerto de Cancun, S.A. de C.V.         Aeropuerto de Merida, S.A. de C.V.

     Aeropuerto de Cozumel, S.A. de C.V.        Aeropuerto de Villahermosa, S.A. de C.V.

     Aeropuerto de Veracruz, S.A. de C.V.       Aeropuerto de Oaxaca, S.A. de C.V.

     Aeropuerto de Huatulco, S.A. de C.V.       Aeropuerto de Tapachula, S.A. de C.V.

     Aeropuerto de Minatitlan, S.A. de C.V.     Servicios Aeroportuarios del Sureste,
                                                S.A. de C.V.


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II.- OBJECTIVE.


The MISSION of Grupo Aeroportuario del Sureste is:

"Being a service organization with experience, prestige and solidity with a clear focus and commitment to safety.

We are guided towards reaching total passenger satisfaction in the services we offer and therefore we have the best labor capital and we develop in an environment of openness, confidence and respect."

The objective of the Integrity Program is to establish guidelines for ethical conduct and image to which all the personnel of the group should adhere, defining Standards and specific Guidelines that give the necessary orientation for complying with their duties maintaining permanent respect for the laws of the country and the Internal Policies.

Establishing standards and guidelines for promoting in the personnel of ASUR attitudes and values defined as Honesty, Security, Respect for Personnel, Service Quality and Excellence, Team Cork, Innovation, Commitment, Confidentiality and Social and Environmental Responsibility, fundamental in the standards that regulate their daily activities.


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III.- CODE OF CONDUCT.

The specific rules of action expected from the employees of ASUR are:

1.- HONESTY.
------------

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees must preserve and control the material and financial elements given to them by ASUR for carrying out their functions. When they execute, authorize or in any other form participate in any type of operation related to the functions of their position they must observe and comply with the following:

     o Determine the best possible economic conditions, optimal quality of the product, time of delivery as well as all those specifications and conditions that may be most favorable to ASUR.

     o Verify the correct application and use of the materials, consumables and products for the use for which they were acquired.

     o Supervise the correct functioning of the areas of their responsibility and efficient compliance of the functions of their subordinates.

     o Directly and systematically supervise the work carried out by employees.

     o Observe the efficient development of the functions assigned to them and attend to the correct implementation of the procedures derived there from.

     o Exercise and Administrate with efficiency the necessary controls for ensuring that quality and legitimacy of the operations and activities under their responsibility.


2.- ETHICAL CONDUCT AND CONFLICT OF INTERESTS.
----------------------------------------------


The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees of ASUR have the obligation to give their complete loyalty to the interests of the company.


It is expected that the personnel avoids situations in which their personal interests can interfere with those of the company. Being in such a situation, it is expected that they reveal the situation and abstains from participation.

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees of ASUR have the obligation to reveal their external activities that may represent a conflict of interest or the appearance of a conflict through the format for declaring conflict of interest. Policy ORG-03.

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees of ASUR can not:

     o Direct, participate in the administration, give consulting services to companies that compete with ASUR or that are their clients, commercial operators, providers, service providers, contractors or authorities related to the functioning of the airport.

     o Participate as executives of commercial, industrial or financial organization that could involve a conflict of interest.

     o Maintain investments in companies that compete with ASUR or are their clients, commercial operators, providers, service providers or contractors that could imply influences or favors.

     o Request or receive any service, loan of money or goods, privileges or any nature such as trips from clients, commercial operators, providers, service providers, current or potential contractors of ASUR. The above may be directly or through persons with which there is a family relation until the third level or a business relation.

     o Give paid or unpaid services to clients, commercial operators, providers, service providers or contractors, authorities and/or competitors of ASUR.

     o Use their position in ASUR to favor operations or business, delivery of products or payments to determined companies and/or to those where the employee is involved personally or through third parties with which they have family relations or business relations.

     o Use or permit the use of machinery and equipment, goods or services and personnel of ASUR for personal matters or for supporting or favoring clients, commercial operators, providers, service providers, contractors or authorities.

     o Authorize payment of invoices to non-existing persons or companies or carry out payments for goods or services that have not been received or improper payments.

     o Make illicit use of resources, intellectual property, time or installations of the company.


3.- CONFIDENTIAL INFORMATION.
-----------------------------

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees of ASUR must safeguard confidential information of the organization and therefore non-authorized use or discussion of such information is prohibited. It is expected that under no circumstance may any employee of the company reveal or interchange confidential information.

The information that is considered confidential in an explicit manner is the following: Shareholder Agreements, Resolutions of the Board of Directors, Change of Executive Officers, Modifications to the organizational structure, Financial and Accounting information, Electronic files, Databases, Systems, Salary Levels, Labor conflicts, Commercial and operational strategies and their result, Technical and economical proposals for acquisitions or hiring of works, Selection of contractors, providers or service providers and contract terms, progress of negotiations of contracts, proposals from commercial operators, terms of contracts with commercial operators, results of technical tests applied, progress on negotiations of finalizing commercial contracts, information on trials and lawsuits and in general any information important for the business of the company.

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees of ASUR must abstain from obtaining access to confidential information from any other company including other airport groups. It is prohibited to obtain confidential information in any form that may be questionable. It is only considered appropriate to obtain information on competitors and third parties from legitimate and public sources.

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees are strictly prohibited from buying or selling, be it personally or through third parties, shares or financial instruments of ASUR without the explicit authorization of the CEO given in a general context for all personnel.

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees may not reveal to third parties confidential information that allows the receiver buys or sells shares of ASUR based on said information. They will abstain from recommending to third parties buying or selling shares or other instruments of ASUR having or not having access to confidential information.

4.- USE OF RESOURCES AND INSTALLATIONS OF GRUPO AEROPORTUARIO DEL SURESTE.
--------------------------------------------------------------------------

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees of ASUR have the obligation to safeguard and protect all physical assets, installations, investments, values as well as other assets such as rights and concessions, information, strategies, business plans and any other type of asset in their care which must only be used for reaching the legitimate objectives of the company.

The use of funds and resources of ASUR for any illegal or immoral purpose is prohibited. It does not matter if payment is made directly or through third parties.

Any employee of ASUR must inform their immediate superior on any situation, operational condition, event or omission that they become aware of during their Cork and that may put at risk the assets or interests of the company.

5.- RELATIONS WITH CLIENTS, COMMERCIAL OPERATORS, PROVIDERS, SERVICE PROVIDERS
------------------------------------------------------------------------------
AND COMPETITORS.
----------------

The relation with clients, commercial operators, providers, service providers, contractors or competitors must be based on legal, just and efficient practices. Under no circumstance must personnel accept money, service discounts, gifts or valuable objects from companies or individuals that do business with ASUR nor can they ask for or receive from companies or third parties any fee, gift or personal favors.

Any invitation to events of entertainment, transportation or travel offered by clients, commercial operators, providers, service providers, contractors and competitors and in general any entity or person with which there is a business relation must be rejected.

The hiring of third parties must be done in the context of applicable policies and in the correct framework of powers, which establish an open and competitive tender between persons or companies that comply with the requirements in legal and technical terms and based on the just evaluation of their offers under equal circumstances.

The company may give a reasonable gift to third parties only if it is permitted by law and if it is part of a general program.

ASUR is committed to complying with the applicable laws on competition wherefore it Hill not propose or sign contracts or agreements explicit or implicit, formal or informal, written or oral with any competitor regarding any aspect of competition.

6.- GOVERNMENT RELATIONS.
-------------------------

ASUR will make sure to do all that is necessary for complying in a timely and correct manner with each of the conditions required for maintaining in force the concessions received.

ASUR will strictly observe all rules that are applicable and established by law and international agreements in this matter. Specifically, it reiterates its will to adhere to and instrument the rules that are issued regarding operational and airport security and safety. It is expected that there are no non-compliances and in any such case, the Executive Officers, Airport Administrators, Managers, Area Heads and all the employees will take timely and adequate action in order to correct it in the sphere of their responsibilities.

The relation of the employees of ASUR with representatives of the authorities that have spaces or installations for carrying out their functions in the airports must be carried out under the principles of respect, honesty, integrity, justice and mutual cooperation.

No employee or company of ASUR may tolerate nor participate in illegal handling of luggage, merchandise, weapons, materials used for terrorist purposes, drugs or persons; bribes, money laundering or any other act of corruption or illegal activity. It is expected that if there is any knowledge of any situation of this nature it is immediately notified to the respective authorities and also that full cooperation is given to the authorities to avoid any such incident inside or outside the airport installations.

Personnel of ASUR is prohibited from offering to any public servant economic remuneration, gifts, services, entertainment or any other valuable object in order to obtain any undue advantages.

7.- AIRPORT OPERATIONS.
-----------------------

The Executive Officers, Airport Administrators, Managers, Area Heads and general Employees of ASUR may under no circumstance allow the use of installations to those who do not comply with the requirements established under the Civil Aviation Law or that is not authorized by the General Directorate for Civil Aviation or that is involved on any crime.

The airport administrators will do all that is necessary in order to maintain uninterrupted, safe and efficient airport operations.

The assignment of hours, slots, common use counters, offices, warehouses and in general installations for airport operation to airlines or other users must be carried out impartially and in strict adherence with applicable standards, based on criteria of the rules. Said services will be rendered with courtesy and with a positive and proactive attitude.

The relation of the employees of ASUR with the airport community must be carried out under the principles of respect, honesty, integrity, justice and mutual cooperation.

8.- INTER PERSONNEL RELATIONS.
------------------------------

ASUR has the commitment of strictly observing the compliance of all laws in the matter and observe just employee practices.

ASUR must give the same labor opportunities to all persons that can document qualifications for carrying out a specific function. Recruitment, hiring, remuneration and development will not take into account, race, nationality, sex, religion or any other form of discrimination being only criteria related to Cork the basis for decision related to employment.

All the personnel has the right to work in an environment without harassment or discrimination in order to achive a respectful, civil and just interaction.

9.- FINANCIAL INFORMATION.
--------------------------

Administrative and accounting controls shall be implemented to provide reasonable assurance that ASUR is in compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information. ASUR will formulate and maintain books, invoices, registers and accounts that contain the adequate detail, confidence and precision to correctly reflect transactions and assets.

It is prohibited that any persons alters or intends to cover movements for hiding the true nature of a transaction in books or registers.

It is expected that all employees of ASUR abstain from subtracting or hiding financial information.

10.- ENVIRONMENT.
-----------------

It is the policy of ASUR to work in a compatible and harmonic way with the environmental equilibrium and carry out continuous efforts to improve the integration hereof in all operations and the commitment is therefore to:

     o Comply with all applicable environmental laws and regulations maintaining the clean industry certification in all airport installations.

     o Administer operations with the objective of preventing incidents, controlling emissions and noise under the required levels.

     o Quickly and effectively respond to incidents resulting from operations.

     o    Support respect for the environment.

     o Carry out revisions and evaluations pertaining to the activities with an environmental impact to measure and control its development.


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IV.- INFORMATION AND TRAINING.


The Code of Conduct must be known by all employees of ASUR who will receive the guidance necessary on the significance and scope of each of the items contained.

The Corporate Human Resource Management will be in charge of sending a copy to each of the Executive Officers, Airport Administrators, Managers, Area Heads and Employees.

The Corporate Lawyer will be responsible for interpreting the standards of the Integrity Program and resolve any doubts that may be generated by specific conduct.


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V.- SUPERVISION.

Employees who have questions about this Code of Business Conduct and Ethics should turn to their immediate supervisors in the first instance. The Company's "open door" policy gives employees the freedom to approach any member of management with ethical questions or concerns without fear of retaliation.

The Internal Audit Management will verify the observance of the rules of the Integrity Program and identify deviations from normal conduct through the application of specific programs.

The Company has also established a hot line, which can be accessed by e-mail at cod_conducta@asur.com.mx. Employees who use the hot line are guaranteed confidential treatment. All employee communications made in good faith will be treated promptly and professionally and without risk of retribution whatsoever.

The treatment of issues presented will be strictly confidential.

Non-compliance with the expected conduct as well as immorality, lack of loyalty or any other illegal conduct Hill be strictly sanctioned based on the corresponding laws and regulations.

Any inappropriate conduct within ASUR will be presented for the consideration of the Chief Financial Officer and the Corporate Lawyer. With the approval of the Chief Executive Officer, the administrative, labor, civil or judicial sanction will be applied according to the case.